Exhibit 99.2

INX Inc. Nasdaq: INXI www.INXI.com May 3, 2007 Conference Call Financial results for 1st Quarter ended March 31, 2007

Agenda For Conference Call 1. Present the results for the quarter 2. Operational highlights of the quarter and trends in the business 3. Brief update on our current expectations from the business 4. Discuss business unit / revenue sources (mature markets, acquired operations, green field startup operations and newer business units): a. Revenue growth b. Operating profit contribution 5. Outlook for Q2 6. Take questions

GAAP Reconciliation and Forward-Looking Statements This presentation contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including future operating results expectations. Statements associated with words such as "anticipate," "believe," "expect," "hope," "should," "target," "will" or other similar words are forward-looking statements. These projections and other forward-looking statements are only projections. Actual events, performance or results may differ materially from those indicated due to numerous factors, many of which we have little or no control over, and some of which we may not be successful in addressing. Numerous of these factors are set forth in our 2006 Form 10-K, which we urge you to read. All financial results shown are for continuing operations unless otherwise noted During this presentation references to financial measures of INX will include references to non-GAAP financial measures. INX provides a reconciliation between GAAP and non-GAAP financial information on its website at www.INXI.com under the "Investors" tab, which may be accessed directly at www.INXI.com/non-gaap-recon. GAAP Reconciliation Safe Harbor Statement

First Quarter Results Note: Percentages for each year are percentages of total revenue except for products and services gross profit, which are percentages of their respective revenue categories (Dollars in thousands)

Balance Sheet Data (Dollars in thousands)

First Quarter Highlights Solid revenue growth of across the board, with total revenue growth of 74% Strong product sales revenue growth, service revenue growth somewhat softer than we had expected Lower gross margin on service revenue of 21.2% due to lower utilization on fixed cost of service Operating profit improved by $773,000 as compared to last year to $335,000, but was below what we would have otherwise expected because of lower gross margin on service revenue and unusual items totaling $174,000 Took steps to position the Company to be able to achieve improved operating profit margin percentage later in the year.

Recent Trends and Events Achievement of Cisco's highest level voice specialization certification "Master of Unified Communications" Key differentiator in competing on large enterprise opportunities Key differentiator in attracting potential acquisition candidates Key differentiator in continuing to attract high quality talent Netsurant progress Major upgrade of toolsets during Q1 Closed multiple opportunities to reach record backlog, currently > $16 million Completed Cisco audit for Master of Unified Communications specialization Restarted search for acquisition candidates Successful history of integrating acquisitions Key part of growth strategy

Our Longer-Term Financial Expectations We continue to believe the industry we are participating in is growing at approximately 25%-30% We continue to expect to grow faster than industry growth rates by gaining market share because of our focus and expertise increasing revenue per customer by selling to larger customers and introducing related new offerings to customers (such as storage and security) expanding geographically (primarily through acquisitions) Target gross profit margin: Continue to expect 15%-19% on products (currently achieving) Continue to expect 30%-35% on services (which we are currently below) We continue to have a target for operating income margin % in the range of 4% to 7%, which we expect to achieve by improving gross margin on service revenue and leveraging certain categories of operating expenses

Sources Of Revenue Growth in Q1-07 (Dollars in thousands)

Business Component Profitability * Note: "Corporate expenses" consist of the Accounting Department, MIS Department, Corporate Operations Department, Investor Relations, Board of Directors and CEO, and related expenses (Dollars in thousands) Operating profit and operating profit margin % broken down into several important components

NetSurant Managed Support Services Recurring Service Revenue Recurring Service Revenue Recurring Service Revenue 1Q 05 2Q 05 3Q 05 4Q 05 1Q 06 2Q 06 3Q 06 4Q 06 1Q 07 Quarterly Revenue (,000) 134 180 265 318 385 472 747 839 920 Dec 31 '04 Dec 31 '05 Dec 31 '06 Current Contract Value 0.445 5.025 13 16 NetSurant revenue was up 139% year-over-year Gross margin % up y/o/y but did not improve sequentially primarily because of startup costs related to recent large contract wins and costs related to Masters certification by Cisco - expect improvement Backlog of future recurring services revenues has grown by $3.1 million (24%) since the beginning of the year to $16.1 million currently Backlog (thousands) (millions) Revenue 1Q 05 2Q 05 3Q 05 4Q 05 1Q 06 2Q 06 3Q 06 4Q 06 1Q 06 0.06 0.078 0.408 0.428 0.281 0.102 0.353 0.361 0.345 Gross Margin %

2005 2005 2006 Q107 Sales compensation 0.054 0.059 0.074 0.065 Operating Expenses / Sales % 2004 2005 2006 Q107 0.053 0.046 0.058 0.062 Sales Compensation Corporate costs such as accounting, MIS, centralized operations and administration continued to show leverage compared to 2006 levels Branch/Business Unit costs other than sales compensation increased in 1Q-07 due primarily to unusual expense items - expect improvement Sales compensation improved as compared to 2006 levels - expect further improvement over time as revenue continues to grow 2004 2005 2006 Q107 0.063 0.061 0.058 0.053 Corporate Costs Branch/Business Unit Costs

Q2 Outlook We currently expect revenue in the range of $46-$48 million for our 2nd quarter ending June 30, 2007 - a y/o/y increase of 16% to 24% While we continue to maintain our long-term target for gross margin on service revenue of 30%-35%, we do not expect to achieve target levels by Q2. We anticipate it will take at least several quarters to reach the lower end of this target range. We do, however, expect gross margin on service revenue for Q2 to improve as compared to Q1-07 We expect continued profitability into the second quarter, and barring any unusual circumstances, we expect profitability to improve as compared to Q1-07.

The Path to Target Operating Profit Margin % Achieving our target operating profit margin percentage of 4%-7% will require: Material increase in revenue from branch office operations, including a combination of organic growth and acquisitions, while leveraging corporate costs Improve performance of 2006 green-field startup operations Curtail additional costly green-field startup operations in new regions Improve operating profit margin contribution in our NetSurant and RouteStep Communications business units, which we expect to occur with continued growth These continue to be key objectives, which we continue to expect to be successful in achieving over the next several quarters

Highlights 1st quarter revenue was strong, driven by substantial growth from all major components of our business Product sales were slightly above our expectation and service revenue and gross margin were somewhat below our expectation Expenses were somewhat above normal because of several unusual items Expect 2Q07 revenue to be up 16%-24% y/y for revenue of $45-$48 million We are actively pursuing acquisitions that we believe will result in accretive growth and geographic expansion 1Q-06 1Q-07 26.276 45.643 (in millions) Revenue